News

For Immediate Release

EP Energy Reports Second Quarter 2016 Results With Continued Financial and Operational Improvement
HOUSTON, TEXAS, August 3, 2016—EP Energy Corporation (NYSE:EPE) today reported second quarter 2016 financial and operational results.
Second quarter 2016 results

•	45.1 thousand barrels of oil production per day (MBbls/d)

•	$62 million net income / $256 million Adjusted EBITDAX

•	$0.25 diluted earnings per share / $0.21 adjusted earnings per share (Adjusted EPS)

•	Generated $26 million positive free cash flow and $148 million year-to-date June 30 / year-to-date $406 million operating cash flow along with cash capital expenditures of $258 million

•	Continued well and operating cost reductions

•	Restarted Wolfcamp drilling program

Continued financial improvement

•	Substantially improved hedge position

•	Executed additional open-market repurchases of outstanding debt

•	Amended University Lands development agreement in Wolfcamp to enhance returns at current commodity prices

"We had another solid quarter of operational and financial performance and achieved several significant milestones," said Brent Smolik, chairman, president, and chief executive officer of EP Energy Corporation. "The value of our Wolfcamp asset has meaningfully improved over the last six to 12 months due to increased technical knowledge, lower costs, improved well performance and enhanced well-level returns. We continue to benefit from a low-cost structure and reduced capital cost and lease operating expenses (LOE) across the company. We've strengthened our financial position and have reduced debt by $900 million since the beginning of the year."

EP Energy reported $0.25 diluted earnings per share and $0.21 Adjusted EPS for the second quarter of 2016. Reported net income was $62 million, up from a $212 million net loss in the second quarter of 2015. Adjusted EBITDAX for the second quarter of 2016 was $256 million, down from $404 million in the second quarter of 2015, due primarily to lower oil production volumes and lower realized pricing, partially offset by lower operating costs. Operating expenses for the second quarter of 2016 were $127 million, which includes a gain on the sale of assets of $82 million, down from $397 million in the second quarter of 2015. Total adjusted cash operating costs for the quarter ended June 30, 2016 were $10.28 per barrel of oil equivalent (Boe), an improvement from $10.74 per Boe for the second quarter of 2015, due primarily to lower general and administrative costs, lower production taxes, and lower lease operating costs, partially offset by lower production.
During the quarter, the company's activity levels were significantly reduced compared to the same period in 2015. Total capital expenditures in the second quarter of 2016 were $94 million, with nearly half invested in the company’s Wolfcamp program. During the second quarter of 2016, the company completed 15 wells. As a result, average daily oil production decreased 29 percent to 45.1 MBbls/d, down from 63.4 MBbls/d in the second quarter of 2015. Total equivalent production was 84.5 thousand barrels of oil equivalent per day (MBoe/d), down from 109.0 MBoe/d in the same period last year. The reduction in equivalent volumes included a 33 million cubic feet per day (5.5 MBoe/d) reduction attributed to the sale of the company's Haynesville Shale asset which closed on May 3, 2016.
Note: See Disclosure of Non-GAAP Financial Measures section of this release for applicable definitions and reconciliations to GAAP terms.
Liquidity and Liability Management
During the second quarter, EP Energy accomplished several milestones which improved the company's financial position.
As previously announced in May, the company completed its semi-annual borrowing base redetermination, divested its Haynesville natural gas assets and executed open-market debt repurchases of $609 million of face value.
Since that time, the company has made additional debt repurchases of $182 million of face value for approximately $106 million in cash. Year-to-date the company has repurchased $791 million of face value debt for $394 million in cash, through August 3, 2016. The company now expects its 2016 debt repurchases and retirements will reduce annualized interest expense by an estimated $62 million.
In the second quarter of 2016, EP Energy had $26 million of positive free cash flow and year-to-date June 30, 2016 free cash flow of $148 million, continuing the trend of positive free cash flow that began in the second half of 2015. Year-to-date, cash flows from operations were $406 million and cash capital expenditures were $258 million. The company expects to generate approximately $250 million of positive free cash flow for the full-year 2016.
During the second quarter, EP Energy significantly increased its 2017 oil hedge position and now has a weighted average price floor of $62.34 per barrel on approximately 12.8 million barrels of oil (MMBbls) for 2017. The company also added to its 2016 natural gas hedges and now has approximately 11.3 trillion British thermal units (TBtu) swapped at $3.39 per million British thermal units (MMBtu).
As of June 30, 2016, EP Energy had liquidity of approximately $750 million and net debt of $3.9 billion.
Eagle Ford Program
In the second quarter of 2016, EP Energy completed 8 wells in its Eagle Ford program compared to 42 wells in the second quarter of 2015. The company produced 27.3 MBbls/d of oil, a 34 percent decrease compared with the second quarter of 2015. The oil production decline was primarily due to significantly lower activity levels. Total equivalent production for the second quarter of 2016 was 45.0 MBoe/d.
EP Energy had one drilling rig running during the quarter and remains focused on further well cost and LOE reduction.
Wolfcamp Program
In the second quarter of 2016, the company completed 5 wells in late June in its Wolfcamp program and produced 6.8 MBbls/d of oil, down 24 percent from the same period in 2015. Oil production declined primarily due to lower activity levels. Total equivalent production for the second quarter of 2016 was 17.6 MBoe/d. Results from the company's 2016 wells are outperforming the company's 600 MBoe type curve.
During the quarter, EP Energy significantly increased the long-term value of its Wolfcamp asset. The company further refined its drilling and completion design and is generating well results above expectations. Well costs and LOE have also continued to improve.
The company also amended its development agreement with the University Lands providing flexibility to extend the leasehold time frame nearly four years to the end of 2021 with an increase in annual well completion requirements from six wells per year to 34, 55 and 55 wells in 2016, 2017 and 2018, respectively. In addition, the amendment includes a sliding scale royalty framework that improves well returns in the current price environment. The royalty rates associated with the sliding scale framework are 12.5 percent at $50 WTI and below, 18.75 percent at $60 WTI and below, 25 percent at $80 WTI and below, and 28 percent above $80 WTI.
The company has resumed drilling as a result of enhanced returns, adding a rig in May, and will shift more of its 2016 capital to this rapidly improving program.

Altamont Program
In the second quarter of 2016, EP Energy completed 2 wells in its Altamont program compared to 12 wells in the second quarter of 2015. The company produced 11.0 MBbls/d of oil, a 15 percent decrease compared with the same period in 2015. Oil production declined primarily due to lower activity levels, partially offset by the company's success with its recompletion program.  Altamont total equivalent production for the second quarter of 2016 was 15.5 MBoe/d.
The company had one partnership drilling rig running during the second quarter. Also in the quarter, EP Energy increased its recompletion program which is generating encouraging results.
In the second quarter of 2016, realized pricing in the program continued to improve relative to WTI as a result of improved contract terms and local market conditions as compared to the same period in 2015.
Multi-year Commodity Hedge Program
EP Energy maintains a solid hedge program, which provides substantial 2016 and 2017 commodity price protection. In the second quarter of 2016, the company realized $157 million of settlements on its financial derivatives.
 A summary of the company’s open hedge positions is listed below:

	2016	2017
Total Fixed Price Hedges
Oil volumes (MMBbls)(1)	7.8	12.8
Average floor price ($/Bbl)	$80.67	$62.34

Natural gas volumes (TBtu)	11.3	—
Average floor price ($/MMBtu)	$3.39	$—

Note: Positions are as of June 30, 2016 (Contract months: July 2016 - Forward).

(1) 2017 positions include WTI three way collars of 8.8 MMBbls.

During the quarter, the company entered into additional 2017 oil hedge positions and 2016 natural gas hedge positions. For 2016, the company added 7.7 TBtu of natural gas fixed price swaps. EP Energy also added 8.8 MMBbls of three way collar oil contracts for 2017 with an average floor price of $61 per barrel. The company also has 0.4 MMBbls of remaining offsetting contracts that locked in a portion of its hedge gains for the year.
At June 30, 2016, the mark-to-market value of the company's hedge contracts was approximately $340 million including the value of the offsetting contracts.

Updated 2016 Outlook

EP Energy updated its 2016 outlook which reflects two quarters of actual results and increased capital efficiency due to well cost reductions and better well performance. With the recent decline in oil prices, the company expects to maintain capital spending at the low end of previous guidance and generate free cash flow for the balance of the year while remaining well positioned for a future price recovery.

The company's outlook includes more well completions in the second half of 2016 compared to the first half of the year. The higher completion count and increased well performance is expected to stabilize production volumes in the second half of 2016. The updated outlook, which includes narrower ranges for capital and production volumes, is shown below:

	Guidance (May)	Updated Guidance (August)

Capital program ($ million)	$500 - $900	$475 - $505

Production
Total production (MBoe/d)	81 - 88	83 - 86
Oil production (MBbls/d)	45 - 50	45 - 47

Well completions	75 - 160	85 - 95

Adjusted cash operating costs (per Boe)	$10.40 - $11.40	$10.45 - $10.85
Transportation cost (per Boe)	$3.30 - $3.40	$3.55 - $3.70
DD&A (per Boe)	$13.00 - $14.00	$13.00 - $14.00

Detailed financial and operational information for the company will be posted at www.epenergy.com in the Investor Center section.
Webcast Information
EP Energy has scheduled a webcast at 10:00 a.m. Eastern Time, 9:00 a.m. Central Time, on August 4, 2016, to discuss its second quarter financial and operational results.  The webcast may be accessed online through the company’s website at epenergy.com in the Investor Center.  Materials to be discussed during the webcast will be available in the Investor Center one hour prior to the webcast.  A limited number of telephone lines will be available to participants by dialing 888-317-6003 (conference ID# 3596277) 10 minutes prior to the start of the webcast.  A replay of the webcast will be available through Friday, September 2, 2016 on the company’s website in the Investor Center (conference ID# 10089555).

About EP Energy
The EP Energy team has a passion for finding and producing the oil and natural gas that enriches people’s lives. As a leading North American oil and natural gas producer, EP Energy has a proven strategy, a significant reserve base, multi-year drilling opportunities, and a strategic presence in a number of the country’s leading unconventional resource areas. EP Energy is active in key phases of the E&P value chain—acquiring, developing and producing oil and natural gas. For more information about EP Energy, visit epenergy.com.

Disclosure of Non-GAAP Financial Measures

The Securities and Exchange Commission’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP.

Non-GAAP Terms

Adjusted EPS is defined as diluted earnings per share adjusted for certain items that EP Energy considers to be significant to understanding our underlying performance for a given period. Adjusted EPS is useful in analyzing the company’s ongoing earnings potential and understanding certain significant items impacting the comparability of EP Energy’s results. Adjusted EPS is calculated as net income (loss) per common share adjusted for the impact of financial derivatives (mark-to-market effects of financial derivatives, net of cash settlements and cash premiums paid or received related to these derivatives), gains and losses on extinguishment of debt, gains and losses on sales of assets, other costs that affect comparability, including transition and restructuring charges and changes in the valuation allowance on deferred tax assets.

Below is a reconciliation of consolidated diluted net income per share to Adjusted EPS:

	Quarter ended June 30, 2016
	Pre Tax	After Tax	Diluted EPS
	($ in millions, except earnings per share amounts)
Net income		$62	$0.25

Adjustments(1)
Impact of financial derivatives(2)	$262	$168	$0.69
Transition, restructuring and other costs(3)	2	1	0.01
Gain on extinguishment of debt	(162)	(104)	(0.42)
Gain on sale of assets	(83)	(53)	(0.22)
Valuation allowance on deferred tax assets		(24)	(0.10)
Total adjustments	$19	$(12)	$(0.04)

Adjusted EPS			$0.21

Diluted weighted average shares(4)			245

(1)	All individual adjustments for the period presented assume a statutory federal and blended state tax rate, as well as any other income tax effects specifically attributable to that item.

(2)	Represents mark-to-market impact net of cash settlements and cash premiums related to financial derivatives.
(3)Reflects transition and severance costs related to workforce reductions.
(4)Fully diluted shares consist of certain restricted stock and performance unit awards.

EBITDAX is defined as net income (loss) plus interest and debt expense, income taxes, depreciation, depletion and amortization and exploration expense. Adjusted EBITDAX is defined as EBITDAX, adjusted as applicable in the relevant period for the net change in the fair value of derivatives (mark-to-market effects of financial derivatives, net of cash settlements and cash premiums paid or received related to these derivatives), the non-cash portion of compensation expense (which represents non-cash compensation expense under our long-term incentive programs adjusted for cash payments made under our long-term incentive plans), transition, restructuring and other costs, gains and losses on extinguishment of debt, and gains and losses on sales of assets.  Adjusted EBITDAX Margin Per Unit is calculated using Adjusted EBITDAX divided by equivalent volumes.

Below is a reconciliation of our consolidated net income (loss) to EBITDAX and Adjusted EBITDAX:

	Quarter ended June 30,
	2016	2015
	($ in millions, except equivalent volumes and per unit)
Net income (loss)	$62	$(212)
Income tax benefit	—	(118)
Interest expense, net of capitalized interest	73	81
Depreciation, depletion and amortization	97	253
Exploration expense	1	5
EBITDAX	233	9
Mark-to-market on financial derivatives(1)	105	179
Cash settlements and cash premiums on financial derivatives(2)	157	177
Non-cash portion of compensation expense(3)	3	(2)
Transition, restructuring and other costs(4)	2	—
Gain on sale of assets	(82)	—
(Gain) loss on extinguishment of debt	(162)	41
Adjusted EBITDAX	$256	$404

Total equivalent volumes (MBoe)	7,691	9,920

Adjusted EBITDAX Margin Per Unit (MBoe)(5)	$33.27	$40.75

(1)	Represents the income statement impact of financial derivatives.

(2)	Represents actual cash settlements related to financial derivatives. There were no cash premiums received or paid for the periods presented.

(3)	Cash payments for the quarters ended June 30, 2016 and 2015 were $3 million and $7 million, respectively.

(4)	Reflects transition and severance costs related to workforce reductions.

(5)	Adjusted EBITDAX Margin Per Unit is based on actual total amounts rather than the rounded totals presented.

Free Cash Flow is defined as net cash provided by operating activities less cash paid for capital expenditures. Below is a reconciliation of our Free Cash Flow to our net cash provided by operating activities:

	Quarter ended March 31,	Six months ended June 30,
	2016
	($ in millions)
Net cash provided by operating activities	$301	$406
Cash paid for capital expenditures	(179)	(258)
Free Cash Flow	$122	$148
Net cash (used in) provided by investing activities	$(179)	$132
Net cash used in financing activities	$(57)	$(525)

($ in millions)
Free Cash Flow for the six months ended June 30, 2016	$148
Free Cash Flow for the quarter ended March 31, 2016	122
Free Cash Flow for the quarter ended June 30, 2016	$26

Cash operating costs is a non-GAAP measure calculated on a per Boe basis as total operating expenses less depreciation, depletion and amortization expense, transportation costs, exploration expense, oil and natural gas purchases, gains and losses on sales of assets and other expenses. Adjusted cash operating costs is a non-GAAP measure calculated as cash operating costs less transition, restructuring and other costs that affect comparability, and the non-cash portion of compensation expense (which represents compensation expense under our long-term incentive programs adjusted for cash payments made under our long-term incentive plans).

Below is a reconciliation of our GAAP operating expenses to non-GAAP cash operating costs and adjusted cash operating costs:

	Quarter ended June 30,
	2016		2015
	Total	Per-Unit(1)	Total	Per-Unit(1)
	($ in millions, except per unit costs)
Total operating expenses	$127	$16.47	$397	$39.96
Depreciation, depletion and amortization	(97)	(12.67)	(253)	(25.46)
Transportation costs	(24)	(3.19)	(25)	(2.56)
Exploration expense	(1)	(0.12)	(5)	(0.59)
Oil and natural gas purchases	(3)	(0.38)	(8)	(0.78)
Gain on sale of assets	82	10.77	—	—
Total cash operating costs and per-unit cash costs	$84	$10.88	$106	$10.57
Transition/restructuring costs, non-cash portion of compensation expense and other(2)	(5)	(0.60)	1	0.17
Total adjusted cash operating costs and adjusted per-unit cash operating costs	$79	$10.28	$107	$10.74

Total equivalent volumes (MBoe)		7,691		9,920

(1)    Per unit costs are based on actual total amounts rather than the rounded totals presented.

(2)
For the quarter ended June 30, 2016, amount includes approximately $2 million of transition and severance costs related to workforce reductions and $3 million of non-cash compensation expense, adjusted for cash payments made on long-term incentive plans of $3 million. For the quarter ended June 30, 2015, amount includes $2 million of non-cash compensation expense, adjusted for cash payments made on long-term incentive plans of $7 million.

The table below displays the average cash operating costs and adjusted cash operating costs per equivalent unit:

	Quarter ended June 30,
	2016	2015
Average cash operating costs ($/Boe)
Lease operating expenses	$4.93	$4.72
Production taxes(1)	1.54	2.05
General and administrative expenses(2)	4.20	3.56
Taxes, other than production and income taxes	0.21	0.24
Total cash operating costs	$10.88	$10.57
Transition/restructuring costs, non-cash portion of compensation expense and other(2)	(0.60)	0.17
Total adjusted cash operating costs	$10.28	$10.74

(1)    Production taxes include ad valorem and severance taxes.

(2)	For additional detail of adjusted items, which are part of general and administrative expenses, refer to the reconciliation of cash operating costs and adjusted cash operating costs above.

Net debt is a non-GAAP measure defined as long-term debt less cash and cash equivalents. At December 31, 2015, the company's net debt was approximately $4.9 billion (total debt of approximately $4,869 million less cash and cash equivalents of approximately $26 million). At June 30, 2016, the company's net debt was approximately $3.9 billion (total debt of approximately $3,970 million less cash and cash equivalents of approximately $39 million).

We believe that the presentation of Adjusted EPS, EBITDAX, Adjusted EBITDAX and Adjusted EBITDAX Margin Per Unit is important to provide management and investors with additional information (i) to evaluate our ability to service debt adjusting for items required or permitted in calculating covenant compliance under our debt agreements, (ii) to provide an important supplemental indicator of the operational performance of our business without regard to financing methods and capital structure, (iii) for evaluating our performance relative to our peers, (iv) to measure our liquidity (before cash capital requirements and working capital needs) and (v) to provide supplemental information about certain material non-cash and/or other items that may not continue at the same level in the future. We believe that the presentation of Free Cash Flow is important because it provides management and investors with useful additional information for analysis of the company’s ability to internally fund capital expenditures and to service or incur additional debt. We believe that the presentation of Cash Operating Costs and Adjusted Cash Operating Costs per unit provides management and investors valuable measures of operating performance and efficiency relative to other industry participants and relative to our historical results. We believe Net Debt provides useful information to investors for analysis of the Company’s financial position and/or liquidity. In addition, the company believes that these measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry.

Adjusted EPS, EBITDAX, Adjusted EBITDAX, Adjusted EBITDAX Margin Per Unit, Free Cash Flow, Cash Operating Costs, Adjusted Cash Operating Costs and Net Debt have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP or as an alternative to net income (loss), operating income (loss), earnings (loss) per share, operating or investing cash flows or other measures of financial performance or liquidity presented in accordance with GAAP. For example, our presentation of Adjusted EPS, EBITDAX, Adjusted EBITDAX, Adjusted EBITDAX Margin Per Unit, Free Cash Flow, Cash Operating Costs, Adjusted Cash Operating Costs and Net Debt may not be comparable to similarly titled measures used by other companies in our industry. Furthermore, our presentation of Adjusted EPS, EBITDAX, Adjusted EBITDAX, Adjusted EBITDAX Margin Per Unit, Free Cash Flow, Cash Operating Costs, and Adjusted Cash Operating Costs should not be construed as an inference that our future results will be unaffected by the items noted above or what we believe to be other unusual items, or that in the future we may not incur expenses that are the same as or similar to some of the adjustments in this presentation.

Cautionary Statement Regarding Forward-Looking Statements

This release includes certain forward-looking statements and projections of EP Energy. We have made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed, including, without limitation, the volatility of and current sustained low oil, natural gas and NGL prices, the supply and demand for oil, natural gas and NGLs; changes in commodity prices and basis differentials for oil and natural gas; the company’s ability to meet production volume targets; the uncertainty of estimating proved reserves and unproved resources; the future level of service and capital costs; the availability and cost of financing to fund future exploration and production operations; the success of drilling programs with regard to proved undeveloped reserves and unproved resources; the company’s ability to comply with the covenants in various financing documents; the company’s ability to obtain necessary governmental approvals for proposed E&P projects and to successfully construct and operate such projects; actions by the credit rating agencies; credit and performance risk of our lenders, trading counterparties, customers, vendors and suppliers; general economic and weather conditions in geographic regions or markets served by the company, or where operations of the company are located, including the risk of a global recession and negative impact on oil and natural gas demand; the uncertainties associated with governmental regulation, including any potential changes in federal and state tax laws and regulations; and other factors described in the company’s Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. EP Energy assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by EP Energy, whether as a result of new information, future events, or otherwise.

Contact

Investor and Media Relations

Bill Baerg

713-997-2906

bill.baerg@epenergy.com